McGraw Hill Financial Announces Realignment of Businesses and Leadership Changes

NEW YORK, September 8, 2015—McGraw Hill Financial (NYSE: MHFI) (the "Company”) today announced a series of leadership changes across the Company. Following the successful completion of the SNL Financial acquisition on September 1, 2015, the Company’s S&P Capital IQ business will be combined with SNL Financial under the leadership of Mike Chinn, former President and CEO of SNL Financial, who has been named President of the combined entity, effective immediately.

The combination of S&P Capital IQ and SNL Financial results in a unique business that is well-positioned for significant growth as a global, comprehensive provider of cross-sector data, news, and analytics, with a strong platform of end-to-end client-driven solutions and a subscription-based service that will drive revenue growth, customer loyalty, and free cash flow.

Douglas L. Peterson, President and CEO of McGraw Hill Financial, said, “Placing this business under the leadership of Mike Chinn, a dynamic, hands-on executive, best positions the business to capture the exciting opportunities in the global markets we serve. As we've gotten to know SNL, we quickly realized that along with an outstanding business, we were also getting an extraordinary leader in Mike Chinn and we are thrilled he has agreed to take on this expanded role.”

Mr. Chinn said, “The combination of SNL Financial and S&P Capital IQ will create a truly unique player better positioned than any to capitalize on the fast-growing global market for deep and accurate information. Both businesses have tremendous standalone assets, products, and capabilities; by joining them together, we will be able to provide our customers with richer content and applications across geographies, and unparalleled depth and breadth of offerings. At SNL, our focus has been on growing through innovation, flawless execution, and a steadfast commitment to developing high-quality products that deliver real value for our customers. I am excited to apply these same principles to a larger platform and to work with the exceptional talent within both organizations.”

The Company also announced that Imogen Dillon Hatcher, who previously served as President of S&P Capital IQ, has been named President of Platts. Larry Neal, Platts’ President since 2009, has decided to retire and will remain as a senior advisor reporting to Doug Peterson through the end of 2015.

Mr. Peterson said, “We are delighted that Imogen, one of McGraw Hill Financial’s most talented and insightful leaders, has agreed to head the Platts organization following Larry’s retirement. She has been instrumental in positioning S&P Capital IQ for both growth and margin expansion and can now bring her significant global leadership experience to Platts. Thanks to Larry Neal’s leadership, the Platts business is in a very strong position and will be further bolstered by SNL’s products in the energy and metals markets. On behalf of the entire organization, I want to thank Larry for all he has done for Platts and wish him the best on his retirement.”

Ms. Dillon Hatcher said, “I’m thrilled to be joining the Platts team. It’s a great business at the heart of the world’s energy and commodity markets and I’m looking forward to using my experience to build on Larry’s significant legacy to take us through the next phase of growth and development.”

“It has been a great privilege to lead Platts and to work with such a dedicated group of individuals,” Mr. Neal said. “I am very proud of everything we have accomplished together over the past seven years and know that Imogen is an excellent choice to head Platts and build upon its position as the premier provider of critical information and benchmarks to commodity markets.”

The Company also announced that John Berisford, Executive Vice President of Human Resources at McGraw Hill Financial, has been named Acting President of Standard & Poor's Ratings Services, succeeding Neeraj Sahai, who has resigned to pursue other opportunities. France Gingras, Senior Vice President of Human Resources, will serve as Acting Executive Vice President of Human Resources at the Company.

Mr. Peterson continued, “John Berisford is a trusted colleague and a great leader with a long track record of managing successful business transformations. He excels at identifying and leveraging great talent, creating optimal organizational and operating structures and fostering a culture of integrity. John is very well-suited to lead S&P Ratings at this juncture where the business continues to adapt to an evolving global regulatory environment while also ensuring its ratings criteria and analytics are unmatched in the marketplace. Neeraj has been a key leader at S&P Ratings during a critical period, overseeing the implementation of significant, global regulatory requirements while at the same time strengthening the financial performance of the business. We thank him for his many contributions and wish him well."

Mr. Berisford stated, “I have a great appreciation of the strength of the phenomenal S&P global brand and the significant accomplishments that have been made on many important fronts. I look forward to working closely with our S&P Ratings colleagues as we continue to execute on our strategy with a laser-focus on quality analytics in an environment that promotes a robust culture of compliance.”

Mike Chinn

Mike Chinn is President of S&P Capital IQ/SNL Financial. Mr. Chinn joined the Company with its acquisition of SNL Financial in September of 2015, where he most recently served as President and CEO. Prior to being named CEO in 2010, Mr. Chinn served as President of SNL for ten years. He has spent his entire career at SNL, starting with the company in 1994 as an analyst.

Imogen Dillon Hatcher

Imogen Dillon Hatcher is President of Platts. She was most recently the President of S&P Capital IQ, a position she has held since November 2014. Ms. Dillon Hatcher joined the Company in April 2014 in the newly created role of Chief Commercial Officer. Before joining McGraw Hill Financial, Ms. Dillon Hatcher was with FTSE Group for 10 years, and in 2010, when FTSE was acquired by the London Stock Exchange Group, she became Executive Director of their Information Services businesses. Earlier in her career, she was Head of European Sales and Marketing at Informa Global Markets Ltd, and she has also held senior posts in other leading data vendor companies, including Financial Times Information, Extel Financial Ltd, and Reuters plc.

John Berisford

John Berisford is Acting President of Standard & Poor's Ratings Services. Previously Mr. Berisford served as Executive Vice President, Human Resources for McGraw Hill Financial. He played a key role in the separation and sale of McGraw Hill Education and the formation of McGraw Hill Financial. Before joining the Company in 2011, he spent 22 years at PepsiCo, most recently serving as Senior Vice President, Human Resources for Pepsi Beverages Company. Previously, he held senior Human Resources positions with Pepsi Bottling Group and was instrumental in leading the successful integration of Pepsi Bottling Group into PepsiCo following the 2009 acquisition.

About McGraw Hill Financial: McGraw Hill Financial is a leading financial intelligence company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company's iconic brands include Standard & Poor’s Ratings Services, S&P Capital IQ, S&P Dow Jones Indices, Platts, CRISIL, J.D. Power and SNL Financial. The Company has approximately 20,000 employees in 31 countries. Additional information is available at www.mhfi.com.

Contacts:

Investor Relations:

Chip Merritt

Vice President, Investor Relations

(212) 512-4321 (office)

chip.merritt@mhfi.com

News Media:

Christine Elliott

Vice President, Corporate Communications & Marketing

(212) 438-1323 (office)

christine.elliott@mhfi.com